Exhibit 10.2
GLOBAL HEADQUARTERS
530 Herman O. West Drive ∙ Exton, PA 19341
TEL 610-594-3327 ∙ FAX 610-594-3013
rick.luzzi@westpharma.com
RICHARD D. LUZZI
Senior Vice President, Human Resources

April 24, 2015

Eric M. Green

Re:    Sign-On Retention Award
Dear Eric:
Pursuant to your Employment Agreement with the Company (“Employment Agreement”), the Compensation Committee of the Board approved an award under the 2011 Omnibus Incentive Compensation Plan (the “Plan”) to be made on April 24, 2015. As used herein, the terms “Cause,” “Good Reason,” “Release Agreement,” and “Initial Term” have the meanings set forth in the Employment Agreement.

AWARD TYPE	VALUE	NUMBER OF SHARES

Retention Cash:	$500,000	N/A

Retention Options:	$1,750,000	164,320

Retention Shares:	$1,750,000	30,499

TOTAL	$4,000,000	194,819

The expected value is calculated using the fair market value and Black-Scholes option value on the date of the award. The awards were made under the Plan. We have attached a summary of the terms of your awards. Please read it carefully.

I am pleased that you are a participant in this long-term incentive compensation program and trust that your participation will be beneficial to both you and the Company.

Sincerely,

/s/ Richard D. Luzzi

Enclosures

Summary of Your Retention Cash

What is the value of the Retention Cash?

The total value of the Retention Cash is fixed. It is $500,000.

When does the Retention Cash become vested?

The Retention Cash becomes vested on October 24, 2015, the date which is six months following your start date with the Company assuming you remain employed by the Company on that date. The Retention Cash will also become immediately vested if your employment is terminated by the Company without Cause, you terminate for Good Reason, you die or you become disabled, provided that, in the case of termination by the Company without Cause or by you for Good Reason, you execute a Release Agreement.

When will the Retention Cash be paid?

The Retention Cash will be paid on the first normal pay date following the date that it becomes vested as described above.

When will the Retention Cash be forfeited?

The Retention Cash is forfeited immediately if you are terminated for Cause or you terminate employment with the Company for other than Good Reason.

Summary of Your Retention Options

What is a stock option?

A stock option is the right to purchase a fixed number of shares at a set exercise price. The option granted by this award is a non-qualified stock option. The stock option gains value when the price of our common stock exceeds the exercise price.

How many shares may I purchase and what is the price?

The number of shares you may purchase and the exercise price are as follows:

Exercise Price	Total shares that may be purchased upon exercise

$ 57.38	164,320

May I purchase the shares immediately?

No. So long as your employment with us continues (except as described below), your Retention Option becomes exercisable - or “vests” - as per the schedule below. At the end of the period, you may exercise the entire Retention Option.

The following chart shows when and what portion of your option is exercisable each year.

Date	Portion of the Retention Option exercisable

Hire date (grant date)	0

April 24, 2018	93,897

April 24, 2020 and thereafter	164,320

However, in no event will your Retention Option be exercisable after the Expiration Date set forth below.

Will my Retention Options vest if I terminate employment?

Your Retention Options may become vested, depending on the reason for your termination. Your Retention Options will not become vested if you are terminated by the Company with Cause or you terminate employment with the Company without Good Reason. Subject to your execution of a Release Agreement, 93,897 of the Retention Options will vest immediately if you are terminated by the Company without Cause or you terminate employment for Good Reason before April 24, 2018. The remaining 70,423 will be forfeited in the event of any termination of employment before April 24, 2020 for any reason other than death or disability. For the avoidance of doubt, any notice to you by the Company of its intention not to renew the Employment Agreement beyond the Initial Term under Section 1 of the Employment Agreement shall not, in itself, preclude you from satisfying the April 24, 2018 vesting date requirement, provided you remain employed by the Company on the last day of the Initial Term and otherwise satisfy the eligibility requirements for this award.

Will my Retention Options vest if I die or become disabled?

Yes. If you die or become disabled before the Retention Options are 100% vested, you will immediately become vested in any unvested portion of the Retention Options.

When will my Retention Option expire?

If you remain employed, the Retention Option expires on the tenth anniversary of the grant date, which will be referred to as the “Expiration Date.” This means that once it becomes exercisable, the Retention Option may be exercised until April 23, 2025. In addition,

•	if you die, the Retention Option will remain exercisable for one year from your date of death;

•	if you terminate employment due to disability, the Retention Option will remain exercisable until the Expiration Date;

•	if your employment terminates for any reason other than a disability, death or termination for Cause, the Retention Option will expire 90 days after the termination date;

•	if we terminate your employment for Cause, the Retention Option will expire on the commencement of business on your date of termination.

How do I exercise my stock option?

There are four ways to exercise a stock option.

•	Cash. You write a check to the Company for the exercise price, plus any applicable withholding taxes.

•	Already owned shares. You may deliver or attest vested shares of common stock that you own with a fair market value equal to the exercise price, plus any applicable withholding taxes.

•	Combination of shares and cash. You may use a combination of cash and stock.

•
Reduction of proceeds. You may elect to have shares you would otherwise receive upon the exercise reduced by an amount equal to the total exercise cost divided by the fair market value of the shares at the time of your exercise. In effect, you would receive the “net” shares otherwise due to you after deducting for the exercise cost, plus applicable withholding taxes.

When do I have to pay for the exercise?
The full exercise price and applicable taxes must be paid within three days of exercise.
Will I receive dividends on my unexercised options?
No. Dividends are only payable to you after you exercise your option as long as you do so before the applicable dividend record date.
Summary of Your Retention Shares
What is a Retention Share?
Your Retention Shares are shares of time-vested restricted stock issued under the Plan.
Are the Retention Shares immediately vested?
No. So long as your employment with us continues (except as described below), your retention shares vest - as per the schedule below.

Date	Portion of the Retention Shares that are vested

Hire date (grant date)	0

April 24, 2018	17,428

April 24, 2020 and thereafter	30,499

Will my Retention Shares vest if I terminate employment?

Your Retention Shares may become vested, depending on the reason for your termination. Your Retention Shares will not become vested if you are terminated by the Company with Cause or you terminate employment with the Company without Good Reason. Subject to your execution of a Release Agreement, 17,428 Retention Shares will vest immediately if you are terminated by the Company without Cause or you terminate employment for Good Reason before April 24, 2018. The remaining 13,071 will be forfeited in the event of any termination of employment before April 24, 2020 for any reason other than death or disability. For the avoidance of doubt, any notice to you by the Company of its intention not to renew the Employment Agreement beyond the Initial Term under Section 1 of the Employment Agreement shall not, in itself, preclude you from satisfying the April 24, 2018 vesting date requirement, provided you remain employed by the Company on the last day of the Initial Term and otherwise satisfy the eligibility requirements for this award.

Will my Retention Shares vest if I die or become disabled?
Yes. If you die or become disabled before the Retention Shares are 100% vested, you will immediately become vested in any unvested portion of the Retention Shares.
Will dividends be paid on the Retention Shares?
Yes. Dividends will be paid on the Retention Shares. These dividends will automatically be invested in additional shares. The additional shares credited to you will be subject to the same vesting rules as apply to the underlying Retention Shares granted to you.
May I vote my Retention Shares before they are vested?
Yes, these shares will be issued to you, upon the grant date, with a restrictive legend. Therefore, you will be permitted to vote these shares indirectly.
May I make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Retention Shares?
Yes. Because these shares are issued, Section 83 will apply to the shares. Therefore, you are permitted to elect to include them in income upon the grant date and prior to vesting in accordance with Section 83(b) of the Code. This election must be made within 30 days of the date of the award. Please consult your attorney or tax advisor for more information.
May I defer receipt of my shares?
No. These shares are not eligible for further deferral under our Non-Qualified Deferred Compensation Plan.
Additional Information Applicable to Your Retention Cash, Retention Option and Retention Shares

Are there other circumstances that would lead to a forfeiture of my award or the proceeds that I receive from exercising my award?

Yes. All awards are subject to our Incentive Compensation Recovery Policy, which is attached to this award letter as Exhibit I. You are encouraged to carefully read that policy and contact me or the Law Department if you have any questions. The policy generally provides that in addition to forfeitures of all or part of your award due to your termination of employment discussed above, in certain other situations you will forfeit your award and may be required to reimburse us for the amounts you receive as a result of any option that you exercise or share of stock that you sell. Your acceptance of this award is expressly conditioned on your agreement to be subject to the Incentive Compensation Recovery Policy, including the provisions that allow us to deduct any proceeds from other sources of income payable to you. This award would not be made if you did not agree to be subject to that policy.
The clawback period described in the Incentive Compensation Recovery policy is extended for the full duration of the period of continued vesting described in this award. The Compensation Committee may determine in its sole and absolute discretion that if circumstances exist that would permit the recovery of incentive compensation paid to you during the vesting period, in addition to recovering this compensation, all vesting will immediately cease and the remainder of your awards will be forfeited immediately.

Does the Securities Trading Policy apply to my award?
Yes. All sales of shares of company stock (including Retention Shares and shares received upon exercise of the Retention Option) and all option exercise transactions are subject to our Securities Trading Policy. Option exercises and stock sales by West’s officers who are subject to Section 16 of the Securities and Exchange Act of 1934 or on the designated persons list under our policy also must meet the review and written pre-approval by our General

Counsel requirements of that policy. For information and to access the required pre-clearance form, please go to IntraWest and look under the Legal & Compliance tab.
Does my acceptance of this award guarantee me any future awards, continued employment or additional severance pay?
No. This award is granted at the sole discretion of West. Your receipt of this award does not guarantee any future awards, nor does it guarantee your continued employment with the Company. Subject to applicable law, your employment may be terminated for any reason. Additionally, this award is not part of your base pay or compensation for determination of any severance pay or benefits you may be entitled to upon termination of employment unless that is specifically agreed to in writing between you and the Company.
Where can I find additional information about my award?
This is a summary of the terms of your Retention Cash, Retention Options and Retention Shares. Your award is subject to the terms of the Plan. This award is being delivered with an Information Statement, which gives additional information about your award and the Plan under which it was granted. We encourage you to read the Information Statement. Additional terms and conditions may apply to your award under the terms of the Plan.

EXHIBIT I
Incentive Compensation Recovery Policy

The Company may seek to recover incentive compensation awarded to any recipient in accordance with the terms of this policy. Each award of annual or long-term equity-based or performance-based compensation must specify that the award is subject to this policy.

Restatement of Financial Results. The Company will cancel or will seek to recover all or a portion of an award from any executive officer of the Company if the Company is required to significantly or materially restate its financial statements (other than to comply with changes to applicable accounting principles) with respect to any of the three fiscal years before the payment of the award. The Company also will not pay or will seek to recover all or a portion of an award from any award recipient whose fraud or misconduct causes the restatement of the Company’s financial statements with respect to any of the three fiscal years before the payment of the award.
Calculation Errors. Even if no financial results are restated, if an award is paid or distributed, and it is subsequently determined that the award should have been less than the amount calculated due to mathematical errors, fraud, misconduct or gross negligence, the Company may seek repayment of the award from any award recipient during the three-year period following the payment of the award.
Detrimental Conduct. If an award recipient directly or indirectly engages in conduct that competes with the Company, or any conduct that is materially inimical, contrary, harmful to, or not in the best interests of the Company or if the award recipient fails to comply with any of the material terms and conditions of the award (unless the failure is remedied within ten days after having been notified of such failure), then the Company has the discretion to immediately cancel any and all outstanding awards and require that the award recipient repay all or any portion of an award, including the gain realized on the exercise of a stock option, stock appreciation right or the disposition of any other equity-based award. To be subject to this policy, the detrimental conduct must have occurred during the six-month period following the later of (1) the date the recipient ceases rendering service to the Company or, (2) the date the award is paid (or an option or stock appreciation right is exercised).
Exercise of Discretion. With respect to executive officers and members of the board of directors, the compensation committee has the sole and absolute authority (unless the board determines that the whole board should have such authority) to determine whether to exercise its discretion to seek repayment or cancel an award and what portion of an award should be recovered or canceled. With respect to all other award recipients, the officers of the Company have sole and absolute authority. The compensation committee, board or officers, as appropriate, will consider all relevant facts and circumstances in exercising their discretion. These facts and circumstances include: (1) the materiality of any changes to calculations or financial results, (2) the potential windfall received by recipients, (3) the culpability and involvement of the award recipients, (4) the controls in place to limit misconduct or incorrect reporting, (5) the period during which any misconduct occurred, (6) any other negative repercussions experienced by the award recipient, (7) the period that has elapsed since the date of any misconduct and (8) the feasibility and costs of recovering the compensation.
Enforcement. The board intends that this policy will be applied to the fullest extent permitted by applicable law. The Company has the authority to seek recovery through any available means including litigation or the filing of liens, if necessary. The Company also has the authority, to the extent permitted by law, to deduct the amount to be repaid from any amounts otherwise owed to the recipient, including wages or other compensation, fringe benefits, or vacation paid. Whether or not the Company elects to make any deduction, if the Company does not recover the full amount that it has determined should be recovered, the recipient must immediately repay the unpaid balance. By agreeing to accept an award, each award recipient consents to the Company’s right to make these deductions.